News Release

For Further Information:
Jessica Gulis, 248.559.0840
ir@cnfrh.com
For Immediate Release

Conifer Holdings Provides Preliminary Estimate
of Catastrophe Losses from Hurricane Matthew

Birmingham, MI, October 21, 2016 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) announced today an update regarding Hurricane Matthew, which impacted the state of Florida and Eastern Coast of the United States in October.

While the ultimate cost and impact on the Company’s financial results cannot be determined with exact certainty at this time, the Company currently estimates that its aggregate gross liabilities as a result of Hurricane Matthew will be approximately $1.85 million. The total, which will be reported in the current fourth quarter, is below the $5 million retention that is set through its existing reinsurance program.

James Petcoff, Chairman and CEO, commented, “While the impact of Hurricane Matthew was not as severe as initially predicted, we understand that our mandate is to provide a high level of customer service following storm activity. We have, and will continue to, work closely with our agency partners and claims group to assist all of Conifer’s policyholders following the event and ensure their needs are properly met.”

About the Company
Conifer Holdings, Inc. is a Michigan-based insurance holding company formed in 2009. Through its subsidiaries, Conifer offers insurance coverage in both specialty commercial and specialty personal product lines marketing through independent agents in all 50 states. The Company completed its initial public offering in August 2015 and is traded on the Nasdaq Global Market (Nasdaq: CNFR).  Additional information is available on the Company’s website at www.CNFRH.com.

Forward-Looking Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 15, 2016 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.